Exhibit 99.1
PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release                                                                             March 16, 2010

Contact:	Albert W. Ondis, CEO Joseph P. O’Connell, CFO Astro-Med, Inc. (401) 828-4000 www.Astro-Medinc.com

Astro-Med, Inc. Reports Fourth Quarter and Fiscal 2010 Results;
Directors Increase Quarterly Cash Dividend

West Warwick, RI, March 16, 2010 -- Astro-Med, Inc. (NASDAQ:ALOT) reports Net Income of $1,728,000, equal to $0.23 per diluted share on sales of $16,281,000 for the Fourth Quarter ended January 31, 2010. During the comparable period of the previous year, the Company reported net income of $263,000, equal to $0.04 per diluted share on sales of $15,631,000.

New Orders; Net Sales

During the Fourth Quarter, Astro-Med, Inc. received $17,538,000 in orders, up 15 percent over the comparable quarter of the prior year. Sales revenues were also higher by 4.2% over the previous year’s Fourth Quarter. The Company reports that the growth was driven by its consumables product lines, which posted a Year-Over-Year quarterly increase of 17.8%.

Gross profits were up approximately 4% and produced a margin on sales of 41.8%. Operating income was higher by 83% from last year and generated a margin of approximately 4%, excluding a one time gain related to successful litigation.

During the twelve month period of the Fiscal Year, Net Income was $2,766,000, equal to $0.38 per diluted share, on sales of $64,031,000. For the comparable period last year, the Company reported Net Income of $2,964,000, equal to $0.40 per diluted share, on sales of $71,783,000.  If non-recurring items were excluded from the Fourth Quarter, Net Income for the year would have totaled $1,415,000, equal to $0.19 per diluted share.

Strong Fundamentals

Management reports that it strengthened Astro-Med, Inc’s financial position during Fiscal Year 2010 by increasing its cash and investment position to $23,760,000; improving its current ratio to 6.12:1, raising the efficiency of the turnover in the Company’s accounts receivable and inventory assets; enhancing the book value of the Company’s equity position to $7.52 per share at Year End, and successfully litigating the integrity of the Company’s employment contracts against a direct competitor.

Impact of Foreign Currency, Taxes, and Litigation

Favorable foreign currency exchange rates added approximately $395,000, or 2.4%, to Fourth Quarter sales. Net Income in the Fourth Quarter includes $335,000, equal to $0.04 per diluted share, for a tax benefit pertaining to previously uncertain tax provisions. In addition to the income tax benefit, Net Income in the Fourth Quarter includes a gain of $112,000, equal to $0.02 per diluted share, related to the acquisition we made on December 15, 2009 and $904,000 net of tax from the successful outcome of litigation, equal to $0.12 per diluted share.

Unfavorable foreign currency exchange rates reduced Fiscal 2010 annual sales by approximately $744,000, or 1.2%.

Cost Savings; Expansion; New Products

Commenting on the results, Albert W. Ondis, Chief Executive Officer stated: “I am pleased with the good progress we have made in implementing the first leg of the Company’s Three Year (FY2011–FY 2013) Strategic Plan, notwithstanding the current unsettled global economic environment. I count among our accomplishments the following activities:

● We lowered the Company’s breakeven level by approximately $2,000,000 through a series of austerity programs designed both for cost savings as well as process improvements.

● We completed the acquisition of a label manufacturer in North Carolina which will allow for an expanded presence for QuickLabel Systems products and services throughout the southeast.

● We completed the expansion of our manufacturing facility in Rhode Island, which will facilitate the continued growth of the QuickLabel Systems consumables product lines.

● We introduced new products within every Astro-Med, Inc. Product Group, including the new Second-Generation Astro-Med ToughWriter 5 Airborne Ruggedized printer, the new Grass Technologies S12X Cortical Stimulator and ESAx Electrode Switching Array, and the updated QuickLabel Systems Pronto! barcode label printer family.

We have achieved these initiatives without compromising Astro-Med, Inc’s Sales and Marketing organization or our Research and Development organization, which allowed us to preserve these key drivers of our growth for the year to come. I am looking forward to the exciting products and strategies which will unfold as Fiscal 2011 gets underway.”

Financial Guidance

The Company expects that for FY 2011, revenue will be in the range of $71 - $73 million and earnings per diluted share will be in the range of $0.35 to $0.40.

Directors Declare Increase in Quarterly Dividend

In a regular meeting of the Astro-Med, Inc. Board of Directors, on March 15, 2010, the  Directors voted to increase the quarterly dividend by $.01 per share to $0.07. The dividend is payable on April 2, 2010 to shareholders of record on March 19, 2010. The Board’s decision came after it approved Management’s progress toward the Company’s Three Year Strategic Business plan and the Budget for Fiscal 2011.

Commenting on the results, Albert W. Ondis, Chairman and CEO, said “It pleases me greatly to be able to return more of our earnings to our shareholders. It is gratifying that our cash and investments position and our earnings allow us to pay shareholders increased dividends. ”

Conference Call on Wednesday, March 17, 2010 at 11:00 am Eastern Time

The Fourth Quarter conference call will be held on Wednesday, March 17, 2010 at 11:00 AM EDT. It will be broadcast in real time on the Internet through the Investing section of our website. We invite you to log on and listen in real time on March 17th, or to participate in the conference call by dialing 877-941-9205 with password 4219982.  Following the live broadcast, an audio webcast of the call will be available for ten days at www.Astro-MedInc.com. A conference call replay will also be available for ten days by dialing 800-406-7325 with password 4219982.

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement instruments. Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies and QuickLabel® Systems and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications.  Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

ASTRO-MED, INC.

Consolidated Statements of Operations
In Thousands Except for Per Share Data
(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2010	January 31, 2009	January 31, 2010	January 31, 2009
Net Sales	$16,281	$15,631	$64,031	$71,783
Gross Profit	6,805	6,553	$26,628	$31,068
	41.8%	41.9%	41.6%	43.3%
Operating Expenses:
Selling	3,895	4,014	15,342	16,942
General & Administration	1,080	1,020	4,503	4,615
Research & Development	1,254	1,205	4,820	4,885
	6,229	6,239	24,665	26,442

Gain on Litigation	1,391	-	1,391

Operating Income	1,967	314	3,354	4,626
	12.1%	2.0%	5.2%	6.4%

Other Income (Expense), Net	134	(49)	328	(49)

Income Before Taxes	2,101	265	3,682	4,577

Income Tax Provision	373	2	916	1,613

Net Income	$1,728	$263	$2,766	$2,964

Net Income Per Share – Basic	$0.24	$0.04	$0.39	$0.42
Net Income Per Share – Diluted	$0.23	$0.04	$0.38	$0.40

Weighted Average Number of Common Shares - Basic	7,153	7,010	7,135	6,988
Weighted Average Number of Common Shares - Diluted	7,446	7,313	7,375	7,438

Dividends Declared Per Common Share	$0.06	$0.06	$0.24	$0.24

Selected Balance Sheet Data
In Thousands (Unaudited)

	As of January 31, 2010	As of January 31, 2009
Cash & Marketable Securities	$23,760	$22,105	*

Current Assets	$49,939	$48,023

Total Assets	$64,676	$62,155

Current Liabilities	$8,158	$7,904

Shareholders’ Equity	$53,819	$51,471

                         *Includes LT investments

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2009 annual report and its quarterly filings with the Securities and Exchange Commission.

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